Exhibit 99.2

PARTICIPANTS

Corporate Participants

Jack Jancin – Senior Vice President-Corporate Business Development, Helen of Troy Ltd.

Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd.

Brian L. Grass – Chief Financial Officer, Helen of Troy Ltd.

Other Participants

Bob J. Labick –  President, CJS Securities, Inc.

Frank Camma – Analyst, Sidoti & Co. LLC

Steven L. Marotta – Analyst, C.L. King & Associates, Inc.

Christopher M. Carey – Analyst, Bank of America Merrill Lynch

Linda Bolton Weiser – Analyst, D. A. Davidson & Co.

MANAGEMENT DISCUSSION SECTION

Operator: Good day, and welcome to the Helen of Troy Limited First Quarter Fiscal 2019 Earnings Call. Today’s conference is being recorded. At this time, I’d like to turn the conference over to Jack Jancin, Senior Vice President, Corporate Business Development. Please go ahead.

Jack Jancin, Senior Vice President-Corporate Business Development, Helen of Troy Ltd.

Thank you, operator. Good morning everyone, and welcome to Helen of Troy's first quarter fiscal year 2019 earnings conference call. The agenda for the call this morning is as follows; I'll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company's CEO, will comment on the financial performance of the quarter and updates on our strategic initiatives. Then, Mr. Brian Grass, the company's CFO, will review the financials in more detail and provide an update on the company's outlook for fiscal 2019. Following this, Mr. Mininberg and Mr. Grass will take questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management's current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.    This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information, and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I'd like to inform all interested parties that a copy of today's earnings release has been posted to the company's website at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company's home page and then the news tab.

I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.

Thank you, Jack, and good morning, everyone. Thanks for joining us today.

This morning we reported another quarter of strong operating results and a great start to the current fiscal year as we benefited from continuing momentum in key areas of our business. Our strategic choices and ongoing productivity enhancements from Helen of Troy's transformation plan are generating healthy results, including net sales growth of 9%, and approximately 33% growth in adjusted diluted EPS from continuing operations.  Growth was led by our Leadership Brands which increased 14.7% in the quarter, and our digital initiatives contributed to online sales growth of 30%. Importantly, we continue to experience healthy customer replenishment in key businesses, following strong sell through of our products in the prior quarter. This helped maintain continued healthy inventory levels for our retail customers where we have visibility as well as for Helen of Troy. With improving asset efficiency, a core strategy at Helen of Troy, we reduced inventory 16% year-over-year.

We grew profits well ahead of sales growth with adjusted operating margin showing improvement year-over-year in all three of our business segments. We benefited from the sweeter mix of our Leadership Brands, the shift of some of our incremental marketing spend to later quarters, and further efficiencies generate from our strategic set of shared services initiatives. We are pleased with the success of our efforts to further strengthen our shared services platform so far, and particularly in the distribution arm of our supply chain, as well as the excellent work done to upgrade our organization and our people systems. Now, we are working on a next-level set of IT initiatives following the modernization efforts over the past three years. We have also expanded Project Refuel to encompass other areas we believe we can further improve on as Brian will discuss shortly. During the quarter, we also opportunistically repurchased over 400,000 shares of our stock, and have reflected that impact of a lower average share count in our revised EPS outlook for the full fiscal year.

Before I provide you with an update on our business segments and execution against our strategic plan, I'd like to remind you of the key elements of that plan. As many of you are aware, it focuses on seven strategies which include investing in our core, strategic disciplined M&A, consumer centric innovation, upgrading our organization and people systems, creating best-in-class shared services, attacking waste, becoming more asset efficient as well as shareholder-friendly.

These strategies work together to provide outstanding support for our trusted portfolio of Leadership Brands: OXO, Hydro Flask, Vicks, Braun, Honeywell, PUR and Hot Tools, which now comprise almost 80% of our net sales, and an even higher proportion of our operating profit due to their ability to sweeten our mix as we grow them. These brands generally are number one or number two in their respective categories, and generate highly profitable growth and strong cash flow. This allows us to continue investing in them through new products and ever sharper consumer propositions, especially in digital.

Turning now to our business segments:

In Health & Home, our largest and most global business, I am pleased to report that fiscal 2019 is off to an excellent start. Net sales in the first quarter were up 10.2% year-over-year, and adjusted operating margin increased 3.1 percentage points.

Our core products, each of them deeply rooted in consumer-centric innovation, continue to be well received in the market. International was particularly strong in the quarter as we further expanded distribution. More generally, we experienced healthy point-of-sale results, as well as inventory replenishment in line with sell-through for those customers where the data is available.

We achieved strong sales of our market-leading Braun ear thermometers through incremental distribution, particularly online. The brand's momentum continues to be fueled by sales increases in Asia, as well as in Europe, both online and in-store. Another Health & Home Leadership Brand, Honeywell, grew in air purification, and our Vicks humidification line also contributed to solid year-over-year growth as it experienced retail store shelf replenishment after this year's robust cough, cold and flu season in the United States and Europe. Our investments in the core portfolio are helping us support our leadership market positions by better understanding consumer needs through new market research techniques that are uncovering new consumer insights. These learnings are leading to new products, new marketing approaches and more engaging advertising, particularly online. We see the choices we are making within our Health & Home business as a good example of our transformation plan in action.

Our Housewares segment began the fiscal year strongly with net sales increasing 18.9% in the quarter, spread across many key business categories and geographies, and adjusted operating margin expanded 1.9 percentage points.

At OXO, our largest Leadership Brand, we experienced solid POS and replenishment performance in customers we track, led by food storage, bath, kitchen organization and cooking. While store traffic and soft consumer spending is still challenging at certain traditional brick-and-mortar retailers, this was more than offset by expanded distribution here in the United States, higher opportunistic sales into the club channel compared to first quarter last year and strength online.

Hydro Flask delivered another strong performance. The brand continues to grow domestically and is accelerating in selected international markets as well as new product introductions, including our Limited Edition Ombre Series, and our Oasis large-sized containers designed for sharing. The Unbound Series of soft coolers and the new Tag Along slings began shipment late in the first quarter with strong retail response.

I'd like to touch upon another notable Hydro Flask milestone in the strategically important area of shared services. Last month, we started the integration of Hydro Flask into our Helen of Troy Oracle Enterprise Resource Planning system, allowing us to further leverage the scale of our Mississippi distribution network and back office functions. In preparation for this changeover event, a number of Hydro Flask customers accelerated some June orders into May.

Both brands continue to execute on advancing and upgrading digital content to attract more customers to our proven designs, as well as educate them on our outstanding stream of new products. More engaging digital content in online sales support led to strong growth in online sales.

Now, turning to Beauty; our first quarter results reflect a tough compare to the retail fill in of new product introductions and higher close-outs in the first quarter of last year. The quarter was also impacted by our strategic choices to further streamline and optimize our portfolio in order to focus on products and categories with the highest velocity and margins. These choices are elements of Project Refuel as we work to improve the Beauty segment's profitability and productivity and lower its complexity. New product introductions and new distribution gains this quarter partially offset this rationalization. Importantly, online is quickly becoming an area of strength in Beauty. We are seeing continued momentum in the channel with the first quarter delivering additional growth on top of last year's significant progress online. Beauty's online progress is now consistent with what we are seeing in other segments in the company.

I am also pleased to share that our retail appliances' point-of-sale activity continues to improve. Syndicated data shows that the 52-week period ended May 2018 we grew our share in United States retail appliances further strengthening our number two domestic position.

In order to grow our Beauty market share, we continually optimize our assortment by replacing low performing items with tested new ones and more profitable performers.

Consumer-centric innovation is a key strategic component as we create new innovations to meet important consumer style trends. Most recently, our innovation stream in Beauty has included a new best-in-class set of flat irons as Helen of Troy pursues an attractive opportunity to increase its share of the flat iron segment of the beauty appliance market.

With this in mind, Hot Tools will begin shipping its new Black Gold Master Series pro-quality irons later this summer. For the mass market, we launched our new Revlon Perfect Heat and Pro Collection flat irons online and in brick-and-mortar. These higher margin styling tools are ergonomically designed and achieve superior results.

Before I turn over the call to Brian, I'd like to share my excitement and confidence in the bright future ahead for Helen of Troy. This is a company with outstanding brands, exceptional people, a powerful culture and a proven strategy. These are producing good business momentum in the U.S., internationally and online. We believe fiscal 2019 will be another strong year for the company across multiple financial metrics as we grow our net sales, our adjusted EPS and our operating cash flow over the high base already set in fiscal 2018.

We have a diversified portfolio of world-class brands integrated into a powerful, shared operating structure. This has proven itself even in challenging and rapidly changing conditions. We see opportunity across all our segments, including M&A. We have a solid financial flexibility that allows us to deploy capital towards accretive acquisitions and potential further opportunistic share repurchases.

With that, I will now turn the call over to Brian.

Brian L. Grass, Chief Financial Officer, Helen of Troy Ltd.

Thank you, Julien. Good morning, everyone. Before discussing the quarter in more detail, I'd like to remind everyone that upon the divestiture of Healthy Directions in December 2017, we no longer consolidate the Nutritional Supplements segment's operating results. The former segment's operating results are now classified as discontinued operations for all periods presented. My comments today will be regarding our results from continuing operations for both the first quarter of fiscal 2019 as well as the first quarter of fiscal 2018, unless otherwise indicated.

Also note that during the first quarter of fiscal 2019, we adopted the new revenue recognition accounting standard. As a result, we reclassified certain expenses from SG&A to a reduction of net sales revenue. Corresponding amounts in the prior periods have been reclassified to conform with the current period presentation so that both periods are comparable. Please see the table in the accompanying press release entitled Fiscal 2019 Outlook for Net Sales Revenue After Adoption of Revenue Recognition Standard, for the full year impact in both fiscal 2018 and

2019. Footnote 7 of the tables to the press release provides the impact on the first quarter of fiscal 2018.

Finally, a comment on foreign currency; average exchange rates had a favorable year-over-year impact on net sales and gross profit for the quarter. However, our most important foreign currency is generally weakened against the dollar at the very end of the quarter which had an unfavorable impact on balance sheet re-measurement and other exchange activity recorded in SG&A.

Now, turning to a review of the quarter; consolidated sales revenue was $354.7 million, a 9% increase over the prior-year period, driven by an increase in our core business of 7.9% and a 1.1% benefit from foreign currency.

Core business revenue growth was driven primarily by growth in international sales, new product introductions, an increase in domestic brick-and-mortar sales and strong growth in online. Sales in the online channel grew approximately 30% year-over-year to comprise approximately 16.2% of our consolidated net sales in the first quarter, up from approximately 13.5% of consolidated net sales in the first quarter last year. As we mentioned on our last earnings call with the divestiture of Healthy Directions, our online growth rates have increased, while our online percentage of total sales has slightly declined from previous disclosures.

Contributing to consolidated net sales growth was an increase in our Leadership Brands sales of 14.7%. Our Leadership Brands represented approximately 79% of our consolidated net sales for the quarter compared to approximately 75% on a continuing operations basis for the same period last year.

Housewares net sales increased 18.9% reflecting incremental distribution with existing domestic customers, an increase in online sales, new product introductions for both Hydro Flask and OXO brands and international growth. The increase includes incremental OXO sales of approximately $8 million from opportunistic programs in the club channel, with select products that are well suited for the channel. As many of you know, the club model turns over at shelf placement more often than traditional retailers, and it is possible that these same programs will not repeat next year. The increase also includes the favorable impact of $3.5 million of Hydro Flask orders that were accelerated into the first quarter by retailers in advance of the integration of Hydro Flask into the company's ERP system. We expect an unfavorable impact of similar size on Hydro Flask net sales for the second quarter of fiscal 2019. Housewares growth was partially offset by lower store traffic and soft consumer spending at certain traditional brick-and-mortar retailers. Segment net sales also benefited from the favorable impact of net foreign currency fluctuations of approximately $0.4 million or 0.4%. Excluding the impact of the incremental club sales and the accelerated orders in advance of the Hydro Flask ERP integration, Housewares net sales grew a robust 7.2%.

Health & Home net sales increased 10.2% benefiting from expanded international distribution and higher online sales. These factors were partially offset by the unfavorable comparative impact from the retail fill-in of the new product introduction in the same period last year. Segment net sales also benefited from the favorable impact of net foreign currency fluctuations of approximately $2.8 million or 1.9%.

Beauty net sales decreased 5.8% primarily due to a decline in brick and mortar sales, which more than offset strong growth in the online channel. Segment net sales were also impacted by the unfavorable comparison from the retail fill in of new product introductions in the same period last year, as well as the impact from rationalization of certain brands and products. Segment net sales were favorably impacted by net foreign currency fluctuations of approximately $0.3 million or 0.4%.

Consolidated gross profit margin was 41.3% compared to 40.4% for the same period last year. The 0.9 percentage point increase is primarily due to favorable product mix, growth in our Leadership Brands and the favorable impact of foreign currency. These factors were partially offset by the unfavorable margin impact of higher sales into the club channel and an increase in promotional programs.

SG&A was 28.6% of net sales compared to 29.8% for the same period last year. The 1.2-percentage point decrease was primarily due to improved distribution and logistics efficiency, lower legal expense, lower amortization expense, lower media advertising expense, and the impact that higher overall net sales had on operating leverage. These factors were partially offset by higher personnel and share-based compensation expense, and the unfavorable comparative impact of foreign currency exchange and forward contract settlements.

Please note that the majority of our share-based compensation is performance based with three-year performance periods. At the end of each performance period and years and we are able to make more accurate estimates, we make adjustments for the estimated performance against targets for the three-year period. This was the primary driver of higher share-based compensation expense in the quarter.

Operating income was $43.3 million or 12.2% of net sales, which includes $1.7 million in restructuring charges. This compares to operating income of $30.6 million or 9.4% of net sales in the same period last year, which included asset impairment charges of $4 million. The combined effect of these items favorably impacted the year-over-year comparison of operating margin by 0.7 percentage points.

Adjusted operating income was $55.5 million or 15.6% of net sales, compared to $42.6 million or 13.1% of net sales. The 2.5 percentage point increase in adjusted operating margin primarily reflects a higher mix of Leadership Brands sales at a higher operating margin, lower media advertising expense, improved distribution and logistics efficiency, and the impact that higher overall net sales had on operating leverage. These factors were partially offset by higher personnel expense and the unfavorable comparative impact of foreign currency exchange and forward contract settlements.

Operating income and adjusted operating income both reflect the shift in planned advertising spend of approximately $3 million out of the first quarter and into the remainder of fiscal year due to the timing of our marketing programs.

Turning now to adjusted operating margin by segment:

Housewares adjusted operating margin was 21.7% compared to 19.8% in the same period last year. The 1.9 percentage point increase was primarily due to a higher mix of Hydro Flask sales at a higher operating margin, lower overall advertising expense, improved distribution and logistics efficiency, and the favorable impact of increased operating leverage from net sales growth. These factors were partially offset by the unfavorable margin impact of incremental sales into the club channel. Housewares adjusted operating margin also reflects a shift in planned advertising spending of approximately $1 million out of the first quarter and into the remainder of the year.

Health & Home adjusted operating margin was 15.3% compared to 12.2%. The 3.1 percentage point increase primarily reflects favorable margin mix, improved distribution and logistics efficiency and increased operating leverage from net sales growth. These factors were partially offset by higher personnel and share-based compensation expense, the unfavorable comparative impact of foreign currency exchange and forward contract settlements, and higher product liability expense. Health & Home adjusted operating margin reflects the shift in planned advertising spending of approximately $2 million out of the first quarter and into the remainder of the fiscal year.

Beauty adjusted operating margin was 6.8% compared to 6.2%. The 0.6 percentage point increase primarily reflects improved distribution and logistics efficiency, lower media advertising expense and cost savings from Project Refuel, which includes both the workforce reduction and an optimization of personal care advertising spend. These factors were partially offset by less favorable sales mix, lower operating leverage and the unfavorable comparative impact of foreign currency exchange and forward contract settlements.

Our effective tax rate was 6.2% which includes tax benefits totaling $1.1 million from the lapse in the statute of limitations related to uncertain tax positions and share based compensation settlements. This compares to an effective tax rate of minus 1.1% in the same period last year, which includes tax benefits totaling $3.1 million from the lapse in the statute of limitations related to uncertain tax positions and share based compensation settlements.

Income from continuing operations was $38.2 million or $1.43 per diluted share, which includes after tax restructuring charges of $1.6 million or $0.06 per diluted share. Income from continuing operations in the prior year was $27.3 million or a $1 per diluted share, and included after tax impairment charges of $3.6 million or $0.13 per share.

Adjusted income from continuing operations was $49.8 million or $1.87 per diluted share, compared to $38.3 million or $1.41 per diluted share. The 32.6% increase primarily reflects the impact of higher adjusted operating income in all three of our business segments, lower interest expense and lower weighted average diluted shares outstanding year-over-year.

Now, moving on to our financial position:

Receivable days outstanding increased to 62.6 days, compared to 60.4 days in the same period last year, primarily reflecting strong sales growth in the second half of the quarter. Inventory was $256.3 million, representing a 16% decline year-over-year. Inventory turnover improved to 3.1 times compared to 2.8 times in the prior year period.

Total short and long-term debt decreased a $153.7 million to $300.1 million, compared to $453.8 million at the end of the first quarter last year. We ended the first quarter with the leverage ratio of 1.3 times compared to 1.9 times at the end of the first quarter last year. During the first quarter of fiscal 2019, we repurchased approximately 407,000 shares of our common stock in the open market for $37.1 million.

In summary, we achieved strong results in the first quarter as we drove core sales growth, improved profitability across all three of our business segments, and grew adjusted EPS by approximately 33%. Our business is generating peer leading cash flow, providing resources to invest behind our strongest brands, further improve our shared services platform and fund future acquisitions. Overall, we are pleased with our investment returns, brand positioning and consumer demand for our products, and we continue to identify initiatives to enhance our performance. As noted in today's release, we expanded Project Refuel to include the realignment and streamlining of our supply chain structure, which we believe will help mitigate potential cost headwinds in the remainder of this fiscal year and further improve our profitability long-term. Because our supply chain structure is shared across the organization, restructuring charges have been allocated to all of the segments.

The strength of our first quarter sets us up well to achieve our objectives for the year, and we're maintaining our operating assumptions for fiscal 2019. We are however revising our full year EPS outlook to reflect the lower average share count due to our share repurchases during the first quarter.

For fiscal 2019, we continue to expect consolidated net sales revenue in the range of $1.485 billion to $1.51 billion, which implies consolidated sales growth of 0.4% to 2.1%, including the impact from the revenue recognition standard in both periods. It also implies a two-year CAGR in line with our 2% to 3% long-term growth expectations. Our net sales outlook assumes severity of the cough, cold, flu season will be in line with historical averages, which unfavorably impacts the comparison to fiscal 2018 by 1.1%. Our net sales outlook assumes that June 2018 foreign currency exchange rates will remain constant for the remainder of the fiscal year.

By segment, we expect Housewares net sales growth in the mid-single digits, Health & Home net sales growth in the low single-digits with an unfavorable impact of approximately 2.5% from the average cough, cold, flu assumption, and the Beauty net sales decline in the low to mid-single digits.

Reflecting the impact of share repurchases in the first quarter of fiscal 2019, we now expect consolidated GAAP diluted EPS from continuing operations of $6.27 to $6.42, and adjusted diluted EPS from continuing operations in the range of $7.45 to $7.70, based on an updated estimated weighted average diluted shares outstanding of 26.6 million.

Our EPS outlook includes the impact of expected commodity inflation on our cost of goods sold, as well as the expected impact of current and proposed tariff changes in their current form as we understand them. Based on the effective date of the changes and the time it will take for them to be fully reflected in the average cost of our inventory, the estimated tariff impact on fiscal 2019 cost of goods sold is expected to be approximately $3 million to $3.5 million. This estimate assumes no mitigating pricing or sourcing actions on our part, and is likely subject to change as events continue to develop.

Of course we will explore all options available to us to reduce the impact of the tariff changes and commodity pressures. A second round of tariff changes has been proposed, which we expect would not have a meaningful impact on our fiscal 2019 results, due primarily to the anticipated effective day. While we currently anticipate achieving our fiscal 2019 outlook, the current trade environment is certainly a concern and could provide a meaningful headwind next fiscal year if we ultimately realize the full year impact of effective and proposed tariff changes in their current form.

Our outlook for diluted EPS from continuing operations assumes that June 2018 foreign currency exchange rates will remain constant for the remainder of the year. Other EPS assumptions are consistent with our previous guidance and are detailed in the earnings release.

We continue to expect cash flow from operations growth in a range of 10% to 12% for fiscal 2019, which includes the impact of a $15 million settlement payment made in the first quarter of fiscal 2019.

Looking at our expectations for tax, we now expect a reported GAAP effective tax rate range of 8.9% to 10.9%, and an adjusted effective tax rate range of 8.3% to 10.3% for the full fiscal year 2019. The comparison of the effective tax rate range for fiscal 2019 is unfavorably impacted by

2.1 percentage points from tax benefits reported in fiscal 2018 that are not expected to repeat. Please refer to the schedule entitled Effective Tax rate and Adjusted Effective Tax Rate in the accompanying tables to today's press release.

The likelihood and potential impact of any fiscal 2019 acquisitions or additional divestitures, future asset impairment charges, future foreign currency fluctuations or further share repurchases are unknown, and cannot be reasonably estimated, therefore they are not included in the company's sales and earnings outlook.

And now, I'd like to turn it back to the operator for questions

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] We'll take our first question from Bob Labick from CJS Securities.

<Q – Bob J. Labick –  CJS Securities, Inc.>:  Good morning and congratulations on a great start to fiscal 2019.

<A – Brian L. Grass – Helen of Troy Ltd.>: Thanks, Bob.

<A – Julien Mininberg – Helen of Troy Ltd.>: Thanks, Bob.  Hey there. Thanks very much.

<Q – Bob J. Labick – CJS Securities, Inc.>: Yeah. So thank you also for quantifying the Hydro Flask and the OXO kind of incrementals in the quarter, but there's very good strength still, I think you said 7.2% growth even beyond those. One of the drivers of those was incremental distribution that you discussed. Could you talk about – does that mean share gain, does that mean geography, is that both, is it neither? And talk about the incremental distribution and how that should play out the rest of the year.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Great question. Even with all of the years and years of saturating those shelves with OXO, there are pockets of incremental opportunity, and we grabbed a couple during the quarters that was good to see. The club, which as you know goes up and down those shelves just by the very nature of the channels designed are not permanent. You're in for a period and sometimes can be out. So there were some gains there outside of other ones. And then online, it's easy to get distribution online, that the key is that everything is online. And that said, the sales and sell-through were particularly good. So there, it's not distribution game; it's velocity. So that's the story on that side.

And on the Hydro Flask side, Hydro Flask, as I think everyone on the call knows, had its birthplace in the West; Hawaii, later California and the Western States, and has been migrating East and now overseas as well. So there's been some pretty significant distribution wins on Hydro Flask as we finish fleshing out the Midwest and build the East, which is a key strategy for Hydro Flask. And internationally, we're gaining distribution in our key target countries like Japan, some of the European countries, Australia, as examples, and those were all distribution gains in Housewares that helped a lot in the core.

<Q – Bob J. Labick – CJS Securities, Inc.>: Okay. Great. And then you mentioned online. Can you talk a little bit about your online strategy and how it's evolved over the last few years? Is it the same across brands? Is it different by each brand? Are you able to leverage your learning from one brand to another? Just how has it evolved because your growth there is terrific as well?

<A – Julien Mininberg – Helen of Troy Ltd.>: ... Yeah. Thanks. Online is very dynamic. For everybody in the industry, it's a big topic, epic shift in retail, and it's very fast changing, so us as well. We were always focused on it, but in the last two or three years, our strategy has gone beyond just the obvious of the biggest retailers or e-tailers online to now the dot-coms of the others who have woken up in the last three or four years and really put the pedal to the metal.

So our broad strategy with customers is to win with winning customers and beyond Amazon, which is clearly a winning customer online. Other dot-coms are increasingly getting woke, as the millennials say, and that waking up has prompted us to pay up for a fair amount of money into the channel. Lots of content, that's where most of that money is going. Hundreds of videos in the last 12 months on OXO alone were created and put online. PUR, its advertising is substantial, and all of it is digital on the demand creation side as opposed to the competing for the Buy Box. And in the bottom of that funnel, where that the competition for the Buy Box is pretty epic these days, we've become very, very scrappy, and that scrappiness has helped us secure those sales and deal with a lot of promotional activity from some cheap knock-off type of products. There's some still a presence of counterfeit online, and we've been pretty aggressive on that subject as well both with our customers and in enforcement actions. And then lastly, the caliber of our people in the organization, we've raised that bar 3 and 4 times and brought in some exceptional young people over the last three or four years that are just kicking it online, and the result is the numbers that you're seeing.

That said, it's a highway where there's no speed limit. So if we're going 90 miles an hour, I'm sure there's somebody else going 100. But we are picking up share in a bunch of places. I'd remind this group that last call we showed the three NPD awards that we received for fastest online market share growth, two of them were in OXO's categories and one was for Hydro Flask in portable beverage. So we know we're picking up share in some of those categories.

In others where we ourselves measure it, we see ups and downs because of that scrappy Buy Box thing. So online is a great strength, and we're very proud of the progress we've made. If you look back three or four years ago, to your question about last couple of years, the percentage of online sales for this company was in the 6%, 6.5% range. Today it's in the teens, mid-teens, and we sure like that, and we are able to anniversary the growth with the 30% that you saw in the quarter we just reported.

<Q – Bob J. Labick – CJS Securities, Inc.> Okay. Super. One last one and I'll get back in line. Obviously, the balance sheet is very strong, the leverage is low now. Can you talk a little bit about the M&A environment and prices that are out there or multiples I guess being sought, and how you're reviewing it right now?

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. So I'll say a little and I'll turn to Brian and Jack as well on this one. So we're very pleased with our cash flow. This is a company that generates a lot of cash flow. Our free cash flow yield is significant. We've pointed that out from a valuation standpoint in prior calls as an opportunity for the market to see. And we're very pleased at our ability to pay down debt as a result of it. So we did that again this quarter even with the opportunistic buyback that we just reported, and we like our prospects from dry powder standpoint and the ability to leverage ourselves within our comfort zone, which is that 2 to 4 times EBITDA ratio that we often talk about.

In terms of prospects in the marketplace, I can definitely say we are active on the hunt in this area. We're under NDA, we're not able to recite the long list of things that we have looked at or are looking at. But I can tell you that it's a focus area for the company strategically because of our strategy. In terms of action and execution, we have been prominent in this area. In terms of valuations and deal flow, I'd maybe look to Jack on this one.

<A – Jack Jancin – Helen of Troy Ltd.>: This is Jack. I think when you look at the high quality assets that we're looking at, they tend to have a little higher valuation or multiple to them than maybe assets that don't have that criteria that we're looking for. So ideally, what we want to do is find another Leadership Brand to bring into the portfolio, and one that has even better rates and better profit than the average for Helen of Troy. So when we find that we're not going to be afraid to go after it. It's just a matter of finding that right asset, and when we do, we'll be happy to share more about it.

<A – Julien Mininberg – Helen of Troy Ltd.>: And we're not afraid to pay for growth. We demonstrated that with Hydro Flask and it has been a significant and a consistent growth, despite some of the concerns on that subject. And the result, it is that these things look good when they fit into our operating structure, which we make ever sharper on the shared services side. It creates not only synergies but chances to leverage scale and other stuff, and that flywheel so to speak just really attracts us to the M&A market. That said, the low debt ratio is not burning a hole in our pocket, and we're going to do this in a disciplined manner.

<Q – Bob J. Labick – CJS Securities, Inc.> Super. Congratulations again. We look forward to seeing you tomorrow. Thanks.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Thanks. We're on our way this evening, Bob.

Operator: Moving on, we’ll take our next question from Frank Camma from Sidoti.

<Q – Frank Camma – Sidoti & Co. LLC>: Good morning, guys. How are you doing?

<A – Brian Grass – Helen of Troy Ltd.>: Hey, Frank. Good morning.

<A – Julien Mininberg – Helen of Troy Ltd.>: Hey, Frank. Good morning.

<Q – Frank Camma – Sidoti & Co. LLC>: Good. Hey, could you just walk through, you gave it a couple of times, but I'll make sure I got this right. So the adjusted sales growth for Housewares was 7.2%. And so did I write this down right, OXO had $8 million of sales? Was that of incremental sales and was that into the club channel? Were they both into the club channel, the Hydro Flask and the OXO, or was that just combination?

<A – Brian Grass – Helen of Troy Ltd.>: Yeah. First, I wouldn't necessarily call the 7.2% their adjusted net sales. We're just taking out the incremental club sales of $8 million that was for the OXO brand, and $3.5 million of sales in Hydro Flask for orders that were accelerated into the first quarter out of the second quarter due to the timing of our system integration that we were doing. So I think you got it right because I just wouldn't call it adjusted sales. I mean those are sales we recorded, and we're just giving you a little color around two of the chunks of business that were included in our growth this quarter.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. I think the headline there is, a hell of a quarter in Housewares anyway you look at it. That's where that 7% is really coming from. And while we don't break out specific growth by brand in any of our segments, there's a clear message being sent from us, and what we want all folks to hear it, which is both brands are growing very healthily, and we also want to make sure that people understand that those two facts about the $3.5 million or so of pull forward at the customer's request ahead of our Oracle cutover in Hydro Flask fell into May and therefore won't be in June. And in the case of OXO, we're very pleased with the club sales. We have the choice not to take them. We love our customers. Our strategy remains with winning customers; the club channel is a winning customer.    The items that were put in there, the specific ones are exactly right for that channel. Think sets of tools and things like this, higher priced products like the POP 2 containers and others that are just right for that club member. And it creates news in the store which is the strategy of those customers, creates incremental sales at a decent margin for us. What it does not do is create smooth permanent distribution because of the very nature of the channel. So we wanted people to see that and understand it. It's very positive, otherwise we would have said, no, thank you, but we're here to win with winning customers.

<Q – Frank Camma – Sidoti & Co. LLC>: Okay. Good. Could you talk about the media spending because you've called that out a couple of different times in the press release in your comments, just the overall spend. Is some of that because you spent last year and you felt that the spending was, you know, you pre-spend, or is some of that you just – what's really driving the decrease here? I mean, you didn’t spend a million dollars  that will be I think for Hydro Flask that will be deferred to later in the year. But what's some of the...

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Sure. Just for clarity, that $1 million is not in Hydro Flask, it's in Housewares in total and $2 million in Health & Home in total. So the size of the nut that we're talking about is a $3 million number. So let me just begin with a big picture. We are committed to our core and investing in our core is the number one strategy in this company. Innovation is number two. And the point is that we're putting incremental investments into our Leadership Brands this year, and we've disclosed the number. That expectation is, it will be 14% to 18% incremental year-over-year. The timing of when it falls, it turns out that some of those marketing programs have moved. It has to do with adjustments to how they execute, where they execute, when they execute, in one or two cases time to new product introductions, where their timing is going to fall.

Some of the seasonality stuff always factors in, although we knew about the seasonality at the beginning of the year when we set our cadence. And then in terms of the spend at the end of last year, we did see strength in Q4, we did spend in Q4, as we pointed out at the time. But the reductions in the level of spending on the incremental side, just to be crystal clear on that subject about the incrementality, in Q1 has nothing to do with the Q4 extra. It has to do with the timing of new products and the programs themselves as their execution shapes up. So as people look forward, they should expect us to spend incrementally into the remaining three quarters of the year.

<A – Brian Grass – Helen of Troy Ltd.>: Yes. Frank, we saw the same spending expectations for the full fiscal year, this is just a shift of spend out of Q1 into future quarters.

 <Q – Frank Camma – Sidoti & Co. LLC>: Okay. I got it. And my last question is just on you called out improvements in distribution and logistics, and it seems like some of my other guys are getting hit on transportation and freight. Can you just talk about that in particular freight costs and what trends you're seeing there?

<A – Brian Grass – Helen of Troy Ltd.>: Yeah. We were careful not to refer to freight as a favorable driver. I would not call freight favorable, because the favorable expense and leverage that we're getting is just from our operation itself. The distribution operation itself in our warehouses and the ability to pick and pack and ship more efficiently than we ever have I would say in our history. So that is what we're getting the favorable impact from. Freight is actually turning to be an unfavorable impact. We were roughly equal in our freight spend as a percentage of sales for the first quarter, but the trends are pointing in the direction of an unfavorable impact for future.

<Q – Frank Camma – Sidoti & Co. LLC>: Got it. That makes sense.

<A – Brian Grass – Helen of Troy Ltd.>: And I don't know if you need the color or the reasons why. I mean, there's new regulations on the amount of hours that drivers can drive, and I think the requirement is that the system based in the trucks won't allow them to drive more than eight hours a day or some amount per day, which is basically putting a huge hit in the income of the drivers, and causing a lot of them to exit the industry, and demand for drivers is very high, which is going to make the cost of the transportation high.

<Q – Frank Camma – Sidoti & Co. LLC>: Sure. Thanks, guys. I appreciate the color.

<A – Julien Mininberg – Helen of Troy Ltd.>: Sure. Pleasure, Frank.

Operator: Moving on, we’ll take our next question from Steve Marotta from C.L. King & Associates.

<A – Julien Mininberg – Helen of Troy Ltd.>: Hey, Steve.

<Q – Steve Marotta – C.L. King & Associates, Inc.>: Good morning, Julien, Brian, and Jack. Good morning and congrats on a great quarter. Julien, can you talk a little bit about excluding the tariff-related issues either in the back-half of this year or next year, and you already touched on the costing environment from a freight standpoint. Can you talk overall about the pressures that you're seeing on the COGS line? I know that there are some offsets as you mentioned in the call from an efficiency standpoint. But can you talk a little bit about the gross costing environment, and then what those offsets are? And if you can offer a little bit of specifics around then that would be really helpful.

<A – Julien Mininberg – Helen of Troy Ltd.>: Sure. I'll start with actually what Brian was just mentioning. There is some pressure on the delivery side of total delivered cost, which would include the cost of goods plus the ability to distribute it. So while it's not formally listed as dollar-for-dollar in COGS, it is a headwind, for those reasons, it's universal for everybody. In terms of cost of goods on the subject of transportation as it pertains to sea freight that it does get included there because there is some pressure there due to supply and demand equation for containers and the cost. We have awfully good negotiated rates, and the bigger we get the better we can reach out on that subject, but that's a bit of a struggle for everybody these days because of the ship capacity on it. That's not any fun.

There's some commodity cost pressure, and this is widely known, whether it's copper, steel, petroleum-based products. Oil is going up. It's not good for fuel. It's not good for plastics. It's not good for energy input costs to make things like steel, aluminum, et cetera. And so those things are costly and they go up. And then foreign exchange, it moves around a fair amount. We generally pay our foreign sourcing contracts in dollars. So the relationship between the dollar and those currencies like the RMB or the Mexican peso matters in terms of those negotiations, and those things you can see the trends in the FX markets.

So they're generally unfavorable. A lot of that was cooked into our cost of goods assumptions for the fiscal year when we gave guidance back in April, and it's cooked in again now. So unless there's some really big surprises like the tariff stuff which is fairly wild, it goes Monday is one adventure, Tuesday is another, and Wednesday they call it all off and do something different. So it's like the tax thing, six months ago everybody had a different opinion depending on the day of the week and a few months later these things tend to sort themselves out in hopefully a fairly rational and orderly fashion. We're built right as a company, and so we are careful about diversification in that regard as well. I'm happy to speak a little to our manufacturing base if it helps.

<A – Brian Grass – Helen of Troy Ltd.>: And Steve, I'll just add a little bit to that. The commodity pressure is there. I would say, we've done a pretty good job so far of avoiding increases to our COGS through negotiations. I think part of the reason we've been able to do that is the currency, the Chinese currency has gone the other way and provides a benefit. So the supplier is able to, in relation to the dollars they're getting from us to what they have to pay in Chinese currency, there's a positive relationship there that has helped the situation. So I would say, the commodity pressure is there. We still expect it to be there. We've done a good job avoiding it so far, and we'll continue to try and do that.

But if Chinese currency were to change, we might have a tougher time fighting off some of those commodity increases. The good thing about our situation, is generally speaking in our negotiations with the supplier, they come to us with the proposed increase that we have to consider and agree upon, and we have a lot of visibility into when those increases occur, and then they take four months or five months to average into our inventory cost of goods sold. So generally we have a lead time on when those increases will go into place, and we'll do a good job of communicating those as well as our opportunities to mitigate or offset the cost.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. And before we leave that question, it's such a good one Steve, I do want to say that our Asia-Pacific operations group is getting ever sharper, the ability to leverage scale and to work with our vendor base, both there and also importantly in Mexico where we have a lot of our supply, especially in Health & Home, on productivity improvements for them, quality improvements, sometimes investing capital to create new efficiencies that have nothing to do with things like overseas freight or commodity pressures. That group, like I said, are getting ever sharper, and there's quite a few initiatives in the company to take that to the whole next level, as you heard in our comments about expanding Project Refuel to make some of that stuff possible, gives us an opportunity to find new ways to offset or even gain some ground as we work with our suppliers.

<Q – Steve Marotta – C.L. King & Associates, Inc.>: And that's exactly what I wanted to follow up with. As it pertains to again these costs that are expected to increase as the year progresses, can you talk a little bit more about those offsets? Do you expect pricing to be one aspect? I know that there will be efficiencies in the others, and if you can dovetail us a little bit more into gross margin commentary, do you expect gross margin to increase for the year?

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Let me take those two apart, the gross margin and the pricing. They are related, if you can raise prices then gross margin can improve, and that gross margin also varies a lot with mix. And so in the case of pricing, if a market leader doesn't – if you can't take pricing then who can I guess would be my first comment. And that said, it's a tough world out there for the retailers themselves. They've got plenty of their own margin pressures,  and they're battling the brick-and-mortar versus online thing. So there's some pretty hungry partners out there who we're supporting as we go down that win with winning customers road.

And in the case of the retailers, they don't want to put higher shelf prices to their consumers. And wage growth, I think was just reported last week or maybe it was earlier this week, – I don't know, last week, is still modest in this country even as employment gains continue and the employment participation rate creeps up a little bit. There's more people employed, but they're not getting big clicks upward in their rate wages. So there's only so much of that that the market can take. In terms of pricing, we are aggressive and appropriate frankly on the subject because the input cost to your point about COGS and the other questions are changing. The tariff thing would also impact that, and we'll see how all of that plays out, still pretty wet cement on the subject of tariffs.

And that said, you've heard manufacturer after manufacturer come out and say that they'll need to pass on some of that pricing to their consumers if the tariff thing forces it. And that would be fairly universal. I think that's kind of an equal opportunity to destroy of value to consumers. And so we would be in a position as a market leader on that subject.

On the subject of gross margin, it has to do with mix as well, not just price. So the Leadership Brands have a more favorable mix to the rest of our portfolio. They're now 80%. So the next dollar that we're able to sell in Leadership Brands is good. And as Brian often points out to me, not all the Leadership Brands have the same gross margin or margin profile. And so some of the strongest of the strong brands that we have, when you sell one more dollar of them, it sweetens the gross margin regardless of the COGS thing.

So there's three dynamics I guess in the end; one is the inputs to COGS, the other is the Leadership Brands' profile, and the third is the profile of mix of Leadership Brands within that portfolio that would drive the gross margin question. The answer is pretty clear, which is, over the last five years the company has raised its gross margin by a couple of 100 basis points, and that's been done through hard work on COGS, through acquisition of new brands that come at a sweeter mix.

Vicks VapoSteam is one of the sweetest mixed brands in the company, even though it's not very big. And Hydro Flask, which is often talked about, comes as a nice mix improver from a gross margin standpoint, and we invest a hell of a lot in new products, et cetera for that brand. And then for OXO and other brands in that Leadership group, these have strong gross margins, and then we're putting a lot of that money back into the market to grow our share.

<Q – Steve Marotta – C.L. King & Associates, Inc.>: That is very helpful. And I just have one quick follow-up question, given the incremental spend in marketing this year, combined with it being pushed out a little bit, and I know this is going to be timing with product launches and whatnot to maximize that spend, is there any one quarter where that will be more lumpy than others in the next three, or is it relatively evenly spread between the three?

<A – Brian Grass – Helen of Troy Ltd.>: I think they are safe to assume it's relatively evenly spread.

<Q – Steve Marotta – C.L. King & Associates, Inc.>: Very helpful. Best of luck. Thank you.

<A – Brian Grass – Helen of Troy Ltd.>: Thanks.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Thanks, Steve.

Operator: We will now take our next question from Chris Carey from Bank of America Merrill Lynch.

<Q – Chris Carey – Bank of America Merrill Lynch>: Hi, guys. So you alluded to your manufacturing base earlier in the call. Can you remind us what percentage of manufacturing is sourced from China, and how flexible you could be in shifting that, and theoretically, if a full blown trade war with China were to materialize?

<A – Julien Mininberg – Helen of Troy Ltd.>: Sure. Yeah, I don't think we disclose the specific number by country, but let me try to characterize it in a way that hopefully would be helpful. The company's biggest supplier is in Mexico, it's a Health & Home supplier primarily, and roughly half of our biggest division's Health & Home's supply comes from Mexico, not China.

The other half of that division comes from Mexico. When you look at Housewares and Beauty on the other hand, it's primarily a China-based supply chain. And when people hear the word China these days the next thought they have is tariff, and the next thought they have is yet higher tariffs because of the escalation of a potential trade war. It's important to point out that the tariffs are not on all things China, it's on some things China.

Unfortunately for us some of our products are included. We're working with the appropriate trade representative outreach types to be correct about what is and is not included. I'll give you an example, we have a salad spinner that works on a centrifuge in efforts to make sure that centrifuges which can have plutonium or some other application are taxed, and probably salad spinners are not relevant to the next nuclear threat. And so the point is not to focus on that item, it's to point out that not all things belong in all the tariffs in an obvious fashion. So we're doing that work in a correct way.

And then in terms of offsets, we don't think we'll be able to offset it all as currently calculated. That's why Brian mentioned the $3.5 million which is now cooked into our go forward forecast. So some folks on the call may have the question of, hey, you just had a nice delivery on the bottom line, and over-delivery versus what the market was expecting for the quarter. $0.15 is the raise that we put into the market through the stock buyback. Why not more? There's some headwinds to offset COGS, which we just talked about a lot with these questions, this which is coming up now that the $3.5 million, and I remind that a small amount of sales, the other $3.5 million for Hydro Flask on the top line was pulled by our customers into May because of the Oracle cut over. So there's lots of puts and takes that play out over the year. And, Brian, you may have something to add on this.

<A – Brian Grass – Helen of Troy Ltd.>: Yeah, Chris, 74% of our product is manufactured in the Far East for our consolidated sales for fiscal 2018. We are able to move manufacturing, but it would be way too early to do that. It's not known what will happen in the kind of trade war that's going on and whether that would extend to Mexico. So we could move manufacturing to Mexico and then there could be a trade war there. So we are letting this play out a little bit before we decide to make any structural changes. We are definitely making immediate changes, so where we can take pricing action with our retailers, we will take that pricing action. Where we can potentially move where the product comes together and gets married with other products to a different jurisdiction, that's more of an easier logistics change to make. We'll consider making those changes. We'll also negotiate with our suppliers on reductions if necessary to try and offset the tariffs. So we're focusing right now on the shorter term, less structural changes because it's too early to begin making the more structural changes in moving supply around because we don't really know where this thing will go, and we're going to let it play out a little bit longer.

But yes, we are able to move manufacturing not at the drop of a hat and not on all items because we may not have a supplier we can find that can make certain things in Mexico, for example, where we have the supplier today in China, but we can develop those things, and we've developed them in new jurisdictions many times in the past. So we feel confident about our ability to react. But we think it's too early to react in a permanent way. We can react in a very meaningful way from a pricing and negotiation perspective, but the changing of our supply chain, it's too early for that.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. New molds, time, strategic relationships, mix of products, delivery times, warehouse considerations, there's quite a lot in those. Those are being looked at just so you know. And people might think, well, China bad, Mexico good. It's not that black and white. NAFTA is also on the table. There's lots of saber-rattling on that subject, and Mexico just had a pretty substantial election in the last week, and there's not only new leadership there, but new political positions as well. So we're watching this very carefully.

<Q – Chris Carey – Bank of America Merrill Lynch>: >: Okay. Yeah. That will make sense, and that's helpful. So I guess, secondly, I'm trying to bridge the gap here on guidance. So you've raised $0.15 and I guess that is – and the share count is partly offset by tariffs or entirely offset by tariffs. But you still have some benefit from a slightly lower tax rate, maybe a bit more savings. And so I'm still struggling a little bit to why the guidance has only come up $0.15, and specifically on the sales line.

And so I guess a multi-part question would be – I mean do you expect Housewares to decline in Q2 on a year-over-year basis if you kind of strip out the club sell-in and the ERP pre-buy? And then perhaps, how are you thinking about comparing against higher demand from the California wildfires? And then I have a question on cost as well, but really I guess the question starts from the sales line and why you're sticking with the guidance and not even raising at the low end of the guidance given the start to the year. I'm just a little confused about perhaps cadence from here.

<A – Brian Grass – Helen of Troy Ltd.>: Okay. Chris, you started on talking about EPS, but it sounds like maybe you're more focused on the sales. I'll talk about both if that's okay. On the sales line the first thing is, there's $3.5 million of sales that got pulled forward into Q1 that will basically leave a hole in the Q2. You asked whether we're expecting a sales decline in Housewares for Q2, the answer is no. But we will have a weaker quarter than we normally would have had if not for the sales shift into the first quarter. So that's one of the first drivers.    The second thing I'll mention is that, we had a $3.5 million FX benefit based on average rates for the quarter. But the rates at the end of the quarter that we used to forecast the rest of the year would not result in the benefit. They would actually result in a hurt for the remainder of the year. So that's the second thing going on.

The third thing is that the club sales for OXO are very lumpy. There was a big amount in the first quarter. We do expect club sales for the remainder of the year, but not at that same level. So there won't be as high a drive or lift from club. And I will just point out that club business is very – it turns actively, and programs that make sense today may not make sense in the future, even towards the end of our fiscal year.

And then the last thing is, based on our revenue flow, we're in the second inning of the game because we have a highly concentrated amount of revenue in the second half of the year, and we think it's irresponsible at this stage in the second inning of the game to try and call it. So it's a good start to the quarter, and we're pleased with it, but there are a lot of things that could happen in the back half of the year, and we've called out some of them that we're aware of at this time.

With respect to EPS, I'll just go through a few of the things as to why the over-performance doesn't flow through the rest of the year. The first is the tariffs, which is about $0.13 that we know will impact us later in the year. Secondly, the advertising shift is about $0.11. Third, there's a Hydro Flask shift, which I'm not going to quantify in EPS, but you could probably do the math and get close on that. And then the fourth is the FX benefit that we're not expecting to repeat, and that's probably $0.08 to $0.10. So however you view the over performance of the first quarter, I think accounting for the things that we know about, there is not a lot left to flow through in our EPS for the full fiscal year.

<A – Julien Mininberg – Helen of Troy Ltd.>: We're very encouraged with the start. Please don't get us wrong in any way. The company is not only pleased but proud of the results that we achieved. We're being very careful to disclose all the major ups and the potential headwinds. And then despite – to me this is the news – despite the headwinds that are out there – Brian just listed a whole bunch of them, we not only held the forecast but just went ahead and passed through the share count thing now. So we're trying to send a message, which is we like our start. We'll see as further innings get played over the year if we are able to put more notches on our belt and raise that guidance, but not too many people call a game in the second inning.

<Q – Chris Carey – Bank of America Merrill Lynch>: Yeah, makes sense. One quick question, one quick follow-up to that then one final question, just on the follow-up, did you have any of the incremental spending this quarter or is it all going to occur in Q2 to Q4?

<A – Julien Mininberg – Helen of Troy Ltd.>: It's mostly in the other quarters.

<A – Brian Grass – Helen of Troy Ltd.>: Yes. I mean, our spending was roughly flat year-over-year, maybe down slightly for the first quarter. So yes, all the incremental spend will be in Q2, Q3 and Q4.

<Q – Chris Carey – Bank of America Merrill Lynch>: Okay. And then last question. So correct me if I'm wrong, but I think you alluded to a bit weaker performance in traditional mass channels, but seeing a lot of momentum online, momentum internationally. And then you have some of these wins in like club channels or specialty. Is that the kind of performance or mix of growth drivers by channel that you would expect on a go forward basis, or are there things that you can do in the more traditional mass channels to help performance there? Thank you.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. It's great question, and it's a good big picture question as well. You've often pointed out there's just a bit of dark cloud over the future of retail, it's in the newspaper pretty much every day and the strength of online. So our strategy is to win with the customers that themselves are winning, and to help defend our positions where they're undergoing some of this shift. So we are putting a lot of effort into traditional brick-and-mortar and not only holding our ground, but in many places gaining ground. Also some new distribution it was pointed out in the comments and in Bob Labick's question earlier in the call. And on the subject of feeding that, we will continue to feed retail.

People often lose perspective of how big is retail, I'm talking about brick-and-mortar. 85% or so of purchases are still in brick-and-mortar. It's just that they're not growing. So people want growth and they don't want that to all go to the online side so quickly without some smoothing. So that 85% is not to be ignored. It's generally healthy, and it's very important to support it. I often go, when I speak to a room of consumers, I often ask them when this question comes up, how many people bought something online in the last seven days and most hands go up, but not all. And then I ask people, how many people in the room who bought something in a store in the last seven days and every single hand goes up. And then I ask them how many people have bought something in a store in the last one day and every hand stays up, and so just remember the importance of brick-and-mortar.

On the subject of online, you heard a fair amount of our comments on the subject, we're feeding it very strongly, it's doing well, and we're growing disproportionately in that area, we're very pleased. In fact, I'm glad the online comes up again because I forgot to say one part of Bob's question, which was very important, which is how we're working now across our business units increasingly to share best practices, to have common measures more and more, and to get some scale where we can in terms of the Google Analytics or other places where we can buy a little bit better.

Same thing on market measurement like some of the outside sources, so that era in the company is now beginning as well. So hopefully that helps with the brick-and-mortar and retail balance, but a lot of times people say great online good, retail bad, that's first of all wrong. In fact it's very black and white. What's true is that retail is going through a lot of stuff, and we're winning despite that. And in the case of online we're putting a lot of effort into and getting great result from it.

<Q – Chris Carey – Bank of America Merrill Lynch>: Thank you very much.

<A – Julien Mininberg – Helen of Troy Ltd.>: You bet.

Operator: We will now take our next question from Linda Bolton Weiser from D. A. Davidson.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yhea.  Hi, Linda.

<Q – Linda Bolton Weiser – D. A. Davidson & Co.>: Hi. How are you?

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, good. How are you doing?

<Q – Linda Bolton Weiser – D. A. Davidson & Co.>: Good. So just in terms of your Project Refuel, I mean, you mentioned how you're expanding it to include some supply chain efforts and initiatives, and I think the charges have gone up. But is there a quantification of the incremental cost savings that will come from the expansion of the project?

<A – Brian Grass – Helen of Troy Ltd.>: Linda, this is Brian. We raised a range, our target was $8 million to begin with, we've raised it to $8 million to $10 million. Some of the savings we're expecting in the supply chain will take longer to flow through our P&L because it's sourcing related and it has to flow through inventory, and a lot of it now is going to offset things like tariffs and cost pressures. So we do expect we can draw some savings to the bottom line, but it will take some time, and it might be offset, and that's the reason why we raised the savings range from just $8 million to $8 million to $10 million.

<Q – Linda Bolton Weiser – D. A. Davidson & Co.>: Okay. And then just going back to the trade tariff situation, I've observed there have been a couple of examples of commodity type stuff in the U.S. that has dropped, the spot prices have dropped because there's a tariff being placed by China, like soybean is one, but I know you don't make anything with soybean. But is there any examples of any commodity input in the U.S. that you're actually benefiting from? And just to remind us, do you have any – what are your product lines that are actually made in the U.S., if any?

<A – Brian Grass – Helen of Troy Ltd.>: I don't have good examples of anything that's decreasing in price as a result of this. In the U.S., the primary thing that we make or the products that go into our personal care business, the shampoos and antiperspirants and lotions and things of that nature.

<A – Julien Mininberg – Helen of Troy Ltd.>: Vicks VapoPads we make in the U.S. But it's a small list. We're primarily China and Mexico as pointed out in those numbers before.

<Q – Linda Bolton Weiser – D. A. Davidson & Co.>: Okay. And then so you mentioned and you continued to mention on many of your calls how strong things are in terms of the expansion in China and your online sales performance. Can you just give a little more color on that? When you mentioned increased distribution in China, are you talking about just online, or are you talking about in brick-and-mortar as well? And do you sell your products on Tmall, and which of your product lines do you sell on Tmall?

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. So specifically on the call just for clarity, what we've talked about Asia in the call as the expansion. It's true China is a very big part of Asia, and we are doing particularly well there, so that's good news. Online is a key focus. And in particular Tmall, Taobao, JD and all of the obvious players online are important to us. We're increasing our distribution as well in China. We've taken on some new distributors that's helping us, and we are also increasingly looking at brick-and-mortar in China, which is quite difficult given the size of the country and the number of tiers of hands a product has to pass through to get all the way to the consumers outside of the very largest cities. So these are all growth drivers for us, but it requires some investment in terms of on-the-ground capability.

And on the online stuff, we've been fueling that for a long time, and it's just very well, and not just China for clarity in Asia. And then in the case of the future build-out in that area is important to us, and we think not only in Asia Pacific but also in Europe, there's still a lot of international ground to be gained for the company. Our representation there is a fraction of what it is in the United States, and yet there's vast populations who need the kinds of products that we sell. The categories that we're in are generally growing in that area, especially in Asia, and we've got some spectacular products to offer those consumers. And when we sell them they not only buy them but our share goes up considerably, and we tend to win versus the competition. So we're feeding that, and it's working for us.

<Q – Linda Bolton Weiser – D. A. Davidson & Co.>: Great. And then just getting back to, I know you don't want to give too much commentary by quarter, but I think you've been talking just cautionary words about the hard comparisons mostly in the fourth fiscal quarter. Would it be fair to say that your revenue could be down in the fourth fiscal quarter? And then I'm just wondering about your gross margin because there's increasing pressures on that. But would it be fair to say your gross margin that would be up year-over-year and in all of the quarters of the year?

<A – Brian Grass – Helen of Troy Ltd.>: First, let me speak to the sales. We are not expecting net sales decline in the fourth quarter of this year. I think that I would call the growth not as strong obviously as for the first half, but no, we're not expecting a decline. In our gross profit, the way I would phrase this, and there's a lot of puts and takes there, I think we're driving margin expansion from Leadership Brands' sales growth. With respect to all the other inputs, commodity cost pressures and other things, we are trying to keep them neutral, the tariffs, the commodity cost increases.

So it's a longer way of saying that we probably would have some drive in slight gross margin expansion because we're growing the Leadership Brands, and then we're keeping all the other things neutral to the extent that we can. Now, that's what we know about today, things could change tomorrow in tariffs and costs from our suppliers. But based on today that's kind of the algorithm I'd call it, maybe slight expansion from Leadership Brands sales growth.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. To me the headline there is that we'll grow both measures this year. And in terms of quarterly cadence, that the growth rates will get harder as the year progresses because the compares get harder not because of weakness in the business. And then in terms of variables what could affect that, that the biggest thing is the seasonality. So if you tell me what the heat wave will end up like this summer, I'll tell you about the fan seasonality, tell me the cold and flu incidents for next year in which months it'll fall in, I'll tell you in which quarters it will grow. It gets complicated, and that's frankly the reason we don't give quarterly guidance, is because it's just too hard to parse that out.

And by the time you're done with all the different categories and the regions, then you throw something like what Chris mentioned earlier like, and now there's wildfires, it's awfully hard to be right about that. So we'd rather give you the best information we have which is how we see the year, and then let the history dictate where the quarters are likely to fall, and we instead of managing the business for the quarter, we manage it for multiple years at a time. We manage it based on our strategies, and then we work awfully hard to give you a series of successively progressing better years every single year.

<Q – Linda Bolton Weiser – D. A. Davidson & Co.>: Great. And then I didn't catch up, but did you give the CapEx number in the quarter, how much was CapEx in the quarter?

<A – Brian Grass – Helen of Troy Ltd.>: No, we didn't. I think it's about $4 million for the quarter, kind of on track with where we expect it to be. It will increase as we pointed out in our outlook at the beginning of the year because we have three office relocations all occurring at the same time, then we have leasehold improvement costs occurring with all three of those. So it was about $4 million for the quarter. It will ramp up later in the year as those leasehold improvements get capitalized.

<A – Julien Mininberg – Helen of Troy Ltd.>: And our model remains CapEx light, and that said that this is an unusual year for us, then the parsing of the quarter, we're not so worried, but you heard a good estimate of where we are right now.

<Q – Linda Bolton Weiser – D. A. Davidson & Co.>: Perfect. Thanks a lot.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, you bet Linda.

<A – Brian Grass – Helen of Troy Ltd.>: See you.

Operator: And at this time I'd like to turn the conference back over to Mr. Mininberg for any additional or closing remarks.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.

Yeah. Thanks, operator, and thanks to everyone for being with us on the call today. We very much appreciate your support. We're in this for the long term, we just had a great start to the fiscal year. You can hear from all the comments that we're very focused on the things that it'll take to turn fiscal 2019 into a fifth year in a row of wins under our transformation plan. That said, it's early days and we look forward to speaking with many of you in the coming weeks about the quarter. And we got to get back to our day job and make Q2 a good one. Thanks very much. Bye-bye.

Operator: And that will conclude today's conference. We thank you for your participation. You may now disconnect.